Exhibit 99.1
Company contact:
Mr. Douglas A. Lentz, COO
 (505) 464-7777
FOR IMMEDIATE RELEASE:
INN OF THE MOUNTAIN GODS RESORT AND CASINO ANNOUNCES
APPOINTMENT OF CHIEF OPERATIONS OFFICER
          MESCALERO, NM—June 2, 2008—Inn of the Mountain Gods Resort and Casino (“IMGRC”), a business enterprise of the Mescalero Apache Tribe, announced today that Mr. Douglas Lentz entered into an agreement whereby IMGRC hired Mr. Lentz as the Chief Operating Officer of the Company effective June 2, 2008.
          Mr. Lentz has more than 17 years experience in operations of casino and resort facilities. From January 2004 to June 2007, Mr. Lentz served as the Chief Executive Office and General Manager of the Santa Ysabel Resort and Casino (Santa Ysabel Band of Diegueno Indians). From October 2001 to January 2004, Mr. Lentz served as the Chief Executive Office and General Manager of the Casino Del Sol (Pascua Yaqui Tribe) located in Tucson, Arizona. Upon his appointment, Mr. Lentz will replace IMGRC’s current Chief Operating Officer, Mr. Brian Parrish. Mr. Lentz received a bachelor’s degree from the College of Engineering at the University of Iowa, Iowa City, Iowa in 1987 and a Bachelor of Science in Hotel Administration (1990) and took Graduate Studies in Accounting (1991-1992) from the University of Nevada, Las Vegas, Las Vegas, Nevada.
          Commenting on this change, CEO Carlton Naiche-Palmer, said, “Douglas brings more than 17 years of professional experience in operations to this position, including the past 8 years in Native American Gaming. In this role, Mr. Lentz will be responsible for all aspects of the operations of the casino, resort and entertainment facilities of IMGRC.”
ABOUT INN OF THE MOUNTAIN GODS RESORT AND CASINO
          IMGRC is a business enterprise of the Mescalero Apache Tribe, a federally recognized Indian tribe with an approximately 725-square mile reservation situated in the Sacramento Mountains in south-central New Mexico. IMGRC includes all of the resort enterprises of the Mescalero Apache Tribe, including Casino Apache Travel Center, Ski Apache and IMGRC’s newest resort, which opened on March 15, 2005, and features a 273-room hotel, a 38,000 square foot casino, a fitness center and indoor swimming pool, and a 37,000 square foot convention and special events center, which includes capacity for 17,000 square feet of divisible meeting room space.
FORWARD-LOOKING STATEMENTS
          Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business activities and project development. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “except,” “scheduled,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of IMGRC. Additional information concerning these potential factors is included in IMGRC’s Annual Report on Form 10-K for the year ended April 30, 2007, filed with the Securities and Exchange Commission on July 27, 2007. The forward-looking statements included in this press release are made only as of the date of this release. IMGRC does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. IMGRC cannot assure you that projected results or events will be achieved.